Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-101076 on Form S-8 pertaining to the Millennium Bankshares Corporation Incentive Stock Option Plan and to the incorporation by reference in Registration No. 333-101077 on Form S-8 pertaining to the Millennium Bankshares Corporation 401(k) Plan and Trust of our report dated April 18, 2008, appearing in this annual report on Form 10-K for Millennium Bankshares Corporation for the year ended December 31, 2007.

Crowe Chizek and Company LLC

Lexington, Kentucky
April 18, 2008